SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 23, 2003

Commonwealth Telephone Enterprises, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation)

0-11053 (Commission File Number)	12-2093008 (IRS Employer Identification No.)
100 CTE Drive Dallas, PA (Address of Principal Executive Offices)	18612-9774 (Zip Code)
(570) 631-2700 (Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events.

1. On April 23, 2003, Commonwealth Telephone Enterprises, Inc., (the “Company”), Level 3 Communications, Inc. (“Level 3”), and Eldorado Equity Holdings, Inc., a wholly owned subsidiary of Level 3 (“Eldorado”, and together with Level 3, the “Level 3 Parties”), amended the Registration Rights Agreement, dated February 7, 2002 (the “Registration Rights Agreement”) between the Company and Level 3 (i) to clarify that the minimum size requirement applicable to the Level 3 Parties under the agreement would be satisfied if the Level 3 Parties elect to register all of their remaining shares of CTE Class B Common Stock or CTE Common Stock and (ii) to allow the Level 3 Parties to elect a shelf registration for their shares. The amendment was approved by a Special Committee of the Board of Directors of the Company composed of independent directors. A copy of the Registration Rights Agreement has been filed with the Commission on February 8, 2002 as Exhibit 10.13 to Form S-3. The Registration Rights Agreement was previously amended in part pursuant to the Shelf Registration Agreement dated November 12, 2002 among the Company, Level 3 and Eldorado. A copy of the Shelf Registration Statement has been filed with the Commission on November 12, 2002 as Exhibit 10.1 to Form S-3. A copy of Amendment No. 1 to the Registration Rights Agreement, dated April 23, 2003 among the Company, Level 3 and Eldorado is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

2. On April 24, 2003, the Company entered into a Recapitalization Agreement (the “Recapitalization Agreement”) by and among the Company, Level 3 and Eldorado. Under the terms of the Recapitalization Agreement, the Company agreed to amend its existing charter to (i) reclassify and convert each outstanding share of CTE Class B Common Stock into 1.09 shares of CTE Common Stock and (ii) eliminate the CTE Class B Common Stock, and all provisions related thereto, and certain miscellaneous inoperative provisions. The implementation of the reclassification and the related charter amendments are subject to the approval of the shareholders of the Company, including approval of a majority of the votes cast by the holders of CTE Common Stock voting as a separate class, receipt of necessary regulatory approvals and other customary closing conditions. The Level 3 Parties, which hold approximately 50.2% of the CTE Class B Common Stock, have agreed to vote those shares in favor of the reclassification and the related charter amendments. A Special Committee of the Board of Directors and the Board of Directors of the Company approved the Recapitalization Agreement, the reclassification and the related charter amendments. On April 25, 2003, the Company issued a press release (the “Press Release”) announcing the execution of the Recapitalization Agreement.

     A copy of the Recapitalization Agreement is filed as Exhibit 2.1 hereto and is incorporated herein by reference. A copy of the Press Release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

3. On April 23, 2003, Michael Adams and Timothy Stoklosa, each a member of the Company’s Board of Directors since 1999, resigned from the Board of Directors. Each of Mr. Adams and Mr. Stoklosa is an officer of RCN Corporation (“RCN”). Level 3 owns a significant equity interest in RCN. In light of (i) the fact that the Level 3 Parties had previously sold a significant portion of their interest in the Company, (ii) the possibility that the Company and the Level 3 Parties would enter into the Recapitalization Agreement and (iii) the fact that the Level 3 Parties’ voting interest in the Company will be further reduced if the reclassification is completed, the Company and Messrs. Adams and Stoklosa determined that it would be appropriate for Messrs. Adams and Stoklosa to resign from the Board of Directors. After the resignations, the Board of Directors of the Company had ten remaining members.

     At a meeting of the Board of Directors held on April 24, 2003, the Board of Directors set the number of members of the Board of Directors constituting the entire Board at ten. This was done in accordance with the Company’s bylaws, which provide that the number of directors constituting the entire board shall be not less than six nor more than twenty-four and shall be determined from time to time by the Board of Directors. The Board of Directors is divided into three classes. Pennsylvania law and the Company’s bylaws require that each class of the Board be as nearly equal in number as possible. To maintain the classes as nearly equal in number as possible while making the fewest changes within the classes of the Board, the Board of Directors set the classes as follows: Class I (expires 2003) – 4 Directors; Class II (expires 2004) – 3 Directors; and Class III (expires 2005) – 3 Directors.

     After the resignations of Messrs. Adams and Stoklosa, Class III then had two members and Class I and Class II each had four members. In order to have the proper number of directors in each class, at the April 24 meeting of the Board of Directors Eugene Roth resigned as a Class II Director and was selected by a vote of the Board of Directors to fill the vacancy in Class III. At the April 24 meeting of the Board of Directors and prior to the selection of Eugene Roth as a Class III Director, the provision in the Company’s bylaws providing that a person selected by the Board of Directors to fill a vacancy on the Board would serve in such position until the next election of directors was amended, consistent with Pennsylvania law, to provide that any person elected by the Board of Directors to fill a vacancy in a given class will hold office for the remainder of the term that class.

Item 7. Financial Statements and Exhibits.

     (c) Exhibits

2.1	Recapitalization Agreement, dated April 24, 2003, by and among Commonwealth Telephone Enterprises, Inc., Level 3 Communications, Inc. and Eldorado Equity Holdings, Inc.
10.1	Amendment No. 1 to the Registration Rights Agreement, dated April 23, 2003, by and among Commonwealth Telephone Enterprises, Inc., Level 3 Communications, Inc. and Eldorado Equity Holdings, Inc.
99.1	Text of Press Release of Commonwealth Telephone Enterprises, Inc., dated April 25, 2003.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Commonwealth Telephone Enterprises, Inc.

Date: April 25, 2003	By:	/S/ RAYMOND B. OSTROSKI

Name: Raymond B. Ostroski
Title: Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Recapitalization Agreement, dated April 24, 2003, by and among Commonwealth Telephone Enterprises, Inc., Level 3 Communications, Inc. and Eldorado Equity Holdings, Inc.
10.1	Amendment No. 1 to the Registration Rights Agreement, dated April 23, 2003, by and among Commonwealth Telephone Enterprises, Inc., Level 3 Communications, Inc. and Eldorado Equity Holdings, Inc.
99.1	Text of Press Release of Commonwealth Telephone Enterprises, Inc., dated April 25, 2003.